Exhibit 10.8.3

(ISO Agreement – General)

PAETEC CORP.

2001 STOCK OPTION AND INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

PaeTec Corp., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its Class A Common Stock, $.01 par value (the “Stock”), to the optionee named below. The terms and conditions of this option are set forth in this cover sheet, in the attachment and in the Company’s 2001 Stock Option and Incentive Plan (the “Plan”).

Grant Date: ____________________, 200_

Name of Optionee: ______________________________________________

Number of Shares Covered by Option: __________________

Option Price per Share: $______.___

Vesting Start Date: ___________________, _____

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

First Name Last Name	Richard E. Ottalagana Executive Vice President

Attachment

This is not a stock certificate or a negotiable instrument.

PAETEC CORP.

2001 STOCK OPTION AND INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Capitalized Terms	Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Incentive Stock Option	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. If you cease to be an employee of the Company, its parent or a subsidiary (“Employee”) but continue to provide Service, this option will be deemed a nonstatutory stock option three (3) months after you cease to be an Employee. In addition, to the extent that all or part of this option exceeds the $100,000 rule of Section 422(d) of the Internal Revenue Code, this option or the lesser excess part will be deemed to be a nonstatutory stock option.

Definition of Service	For purpose of this Agreement, “Service” means service as an employee, officer, director or other Service Provider of the Company or an Affiliate of the Company. A change in your position or duties shall not result in interrupted or terminated Service, so long as you continue to be an employee, officer, director or other Service Provider of the Company or an Affiliate of the Company. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

Vesting	This option is only exercisable before it expires and then only with respect to the vested portion of this option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under this option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to one-fourth (1/4) of the total number of shares covered by this option, as shown on the cover sheet, on the one-year anniversary of the Vesting Start Date (“Anniversary Date”), provided you then continue in Service. Thereafter, for each such vesting date that you remain in Service, the number of shares of Stock which you may purchase under this option shall vest at the rate of one-fourth (1/4) per year as of each Anniversary Date. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

No additional shares of Stock will vest after your Service has terminated for any reason.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than death, Disability (as defined below) or Cause (as defined below), then your option will expire at the close of business at Company headquarters on the 30th day after your termination date.

Death	If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve-month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 30-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date. For purposes of this Agreement, “Disability” means your “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and this option shall immediately expire. For purposes of this Agreement, termination for “Cause” shall mean termination of your Service to the Company or any Affiliate of the Company due to: (a) inadequate performance of your duties as determined by the Board, the board of directors of the Affiliate of the Company by whom you are employed or engaged, the Chief Executive Officer or any Executive Vice President

of the Company or the Chief Executive Officer or any Executive Vice President of the Affiliate of the Company by whom you are employed or engaged; (b) neglect of your duties; (c) insubordination and/or your failure to carry out reasonable directives of the Board, the board of directors of the Affiliate of the Company by whom you are employed or engaged or the Chief Executive Officer or any Executive Vice President of the Company or the Chief Executive Officer or any Executive Vice President of the Affiliate of the Company by whom you are employed or engaged; (d) fraud, dishonesty, or willful misconduct; (e) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to any felony or any misdemeanor involving dishonesty; (f) commission of any act which could materially injure the business or reputation of, or materially adversely affect the interests of Company or any Affiliate of the Company; or (g) your breach of this Agreement.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 30 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves of absence count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing.

Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•      To the extent permitted by law and at the discretion of the Board, shares of Stock which have already been owned by you for more than six months and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•      To the extent a public market for the Stock exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate of the Company.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise this option. You may not transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Confidentiality	You acknowledge that you will be provided access to Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of the Company’s Affiliates. “Company Confidential Information” includes, but is not limited to, all information and materials related to existing computer software and hardware, computer software and hardware in any stage of research and development, research, business procedures and strategies, marketing plans and strategies, customer lists, financial data, technical and laboratory data and/or specifications related to the Company’s products and services and the products and services of the Company’s Affiliates, and any other information that is not generally known to the public or within the industry in which the Company and the Company’s Affiliates compete.

You agree to take all reasonable steps to preserve the confidential and proprietary nature of Company Confidential Information and to prevent the inadvertent or accidental disclosure of Company Confidential Information. You agree that during your employment with the Company or any Affiliate of the Company and thereafter, you will not use, disclose, transfer, or remove from the Company’s premises or the premises of any Affiliate of the Company any Company Confidential Information other than as authorized by the Company or an Affiliate of the Company. You agree to return to the Company or an Affiliate of the Company, as the case may be, all Company Confidential Information and copies thereof at any time upon the request of the Company or any Affiliate of the Company. Your obligations under this section entitled “Confidentiality” shall continue after termination of your Service to the Company or any Affiliate of the Company.

You further agree not to disclose to the Company or any Affiliate of the Company or use in the Company’s business or in the business of any Affiliate of the Company any idea, invention, work of authorship or other information or material relating to the business of any third person and intended by that person not to be disclosed to the Company or any Affiliate of the Company.

Non-Solicitation	You recognize the highly competitive nature of the industry in which the Company’s and the Company’s Affiliates’ business is involved, and acknowledge (a) your services to the Company or an Affiliate of the Company are special and unique; (b) your work for the Company or an Affiliate of the Company allows you access to the Company’s and the Company’s Affiliates’ highly confidential and proprietary information including its trade secrets; (c) the Company’s and the Company’s Affiliates’ business is conducted throughout the United States and over the Internet and on the World Wide Web; (d) the Company would not have entered into this Agreement but for the covenants and agreements contained in this section entitled “Non-Solicitation”; and (e) the agreements and covenants contained in this section entitled “Non-Solicitation” are reasonable and are necessary and essential to protect the business, trade secrets, and goodwill of the Company and the Company’s Affiliates. In order to induce the Company to enter into this Agreement, you covenant and agree that both during your period of Service with the Company or any Affiliate of the Company and for a period of one year after termination of such Service (regardless of the reason for termination), you shall not, directly or indirectly:

(i)     in competition with the Company or any Affiliate of the Company, solicit the business of or provide services to (A) clients or customers of the Company or any Affiliate of the Company, or (B) prospective clients or customers of the Company or any Affiliate of the Company that were solicited by the Company or any Affiliate of the Company within one year of your termination, whether for your own account or business or as an employee, shareholder, partner, officer, member, manager, director, consultant, or other representative of any third party;

(ii)    interfere or attempt to interfere with any transaction, agreement, or business relationship in which the Company or any Affiliate of the Company was involved, was attempting to procure or develop, or was contemplating during your period of Service with the Company or any Affiliate of the Company; or

(iii)  hire, solicit or recruit, or in any manner assist in the hiring, solicitation, or recruitment of (A) any of the Company’s employees or the employees of any Affiliate of the Company, (B) any person who was an employee of the Company or any Affiliate of the Company within the twelve months prior to the termination of your period of Service with the Company or any Affiliate of the Company, (C) any of the Company’s independent sales agents or the independent sales agents of any Affiliate of the Company, or (D) any person or entity that was an independent sales agent of the Company or any Affiliate of the Company within the twelve months prior to the termination of your period of Service with the Company or any Affiliate of the Company.

You acknowledge that the foregoing limitations are reasonable in time and scope and agree not to raise any objection to the reasonableness of the foregoing in any action or proceeding to enforce the terms of this section entitled “Non-Solicitation.”

You acknowledge that your services are unique and extraordinary and are not readily replaceable, and you hereby expressly agree that, in the event of a violation of any provision of the sections of this Agreement entitled “Non-Solicitation” or “Confidentiality” the Company and/or the Company’s Affiliates will be irreparably harmed and the remedy of damages or other remedy at law will be inadequate. Therefore, you agree that, in the event of a threatened or actual violation of either such section, the Company shall be entitled to obtain from any court of competent jurisdiction, temporary, preliminary, and permanent injunctive relief restraining you from committing the violation, without the necessity of proving actual damage and in addition to any other relief available under this Agreement or at law. You further agree that the Company will be entitled to such relief without the necessity of posting a bond, which you expressly waive.

You further agree that each of the foregoing covenants and agreements shall be considered to be separate and severable from the others. If any court or other enforcement body refuses to enforce any provision of these sections, then, at the Company’s option, such provision shall be deemed to be eliminated from this Agreement and shall not affect the enforcement of the remaining provisions. In addition, if a court or other enforcement body finds that any provision of this section may not be enforced as written because of some public policy, you agree that such court or enforcement body shall modify and construe such provision to permit its enforcement to the maximum extent permitted by law.

The foregoing covenants and agreements in this section entitled “Non-Solicitation” and the section entitled “Confidentiality” reflect the entire understanding and agreement between you and the Company on these subjects, and by your execution of this Agreement you agree that such covenants and agreements shall be deemed to supersede any prior discussions, negotiations, or agreements, whether written or oral, between you and the Company or any Affiliate of the Company with respect to these subjects.

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Company or any Affiliate of the Company in any capacity. The Company and any Affiliate of the Company reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of New York with regard to matters relating to the Agreement’s non-solicitation provisions and under the laws of the State of Delaware with regard to all other matters, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of a jurisdiction other than New York for matters regarding the Agreement’s non-solicitation provisions and Delaware with regard to all other matters.

Forum Selection	At all times each party hereto (a) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (b) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in such New York or Federal court; (c) to the extent permitted by law irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (d) to the extent permitted by law irrevocably agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” shall affect the right of any party hereto to serve legal process in any manner permitted by law.

Certain Dispositions	If you sell or otherwise dispose of Stock acquired pursuant to the exercise of this option sooner than the one year anniversary of the date you acquired the Stock, then you agree to notify the Company in writing of the date of sale or disposition, the number of share of Stock sold or disposed of and the sale price per share within 30 days of such sale or disposition.

Legends/ Opinion of Counsel	All certificates representing the Stock issued upon exercise of this option shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION OR QUALIFICATION THEREOF UNDER SUCH ACT AND SUCH APPLICABLE STATE OR OTHER JURISDICTION’S SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.”

As a condition to the transfer of any Stock issued upon the exercise of this option, the Company may require that you provide the Company with the opinion of counsel referred to in the foregoing legend, which opinion must be satisfactory to the Company and its counsel.

Investment Representation	If the sale of Stock under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Stock being acquired upon exercise of this option is being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

10